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                                                                   Exhibit 10.10

[National City Logo]                                      National City Bank

                                                          Corporate Banking
                                                          6 North Main Street
                                                          Dayton, OH 45412-2200
                                                          (937) 226-2041
                                                          Fax (937) 226-2058

                                                          Neal J. Hinker
                                                          Senior Vice President

May 2, 2002


Rajesh K. Soin
Modern Technologies Corp.
33 W. First St.
Dayton, OH 45402


Dear Raj:

     Modern Technologies Corp. ("Company") entered into a Credit Agreement, dated December 28, 2001, with National City Bank and The Provident Bank ("Banks"). This Credit Agreement required the Company to comply with certain covenants. Draft financial statements for the period ending December 31, 2001 have been received and financial covenants have been calculated and compared to requirements.

     The following defaults have occurred based upon our review of the draft financial statements:

Section 3B.01   Tangible Net Worth
     Modern Technologies Corp. is required to maintain a Tangible Net Worth at December 31, 2001 of $2,750,000. The Company had a financial statement Net Worth of negative $120,592 at December 31, 2001. In order to calculate the financial covenant, the Goodwill of $1,558,491 is considered intangible and must be deducted. Tangible Net Worth after deducting Goodwill would be a negative $1,679,083, which is below the required minimum of $2,750,000.

Section 3B.02   Adjusted Fixed Charge Coverage
     Modern Technologies Corp. was required to maintain a ratio of Net Income plus Interest Expense plus Taxes plus Depreciation/Amortization to Interest Expense plus Taxes plus Payment of Funded Debt plus Distributions +/- change in Advances to Affiliates of a minimum of 1.10 times for the period ending December 31, 2001. Based upon information in the draft financial statement, Modern Technologies Corp. achieved a .64 times coverage.

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3D.01   Equity Transactions
      Modern Technologies Corp. was prohibited from transferring any equity interest of any Subsidiary. Based on information provided, the Company transferred ownership of BC Golf during the fiscal year, which was prohibited by the Credit Agreement.

3D.06   Dividends
      Modern Technologies Corp. made distributions to its shareholder, which have resulted in certain financial covenants not being met under this Agreement. Had these distributions not been made, the Company may have been in compliance with covenants of the Credit Agreement.

      National City Bank and The Provident Bank ("Banks") are agreeable to waiving the above defaults under the Credit Agreement dated December 28, 2001. Additionally, the Banks are agreeable to waiving these covenants only, through the period ending December 31, 2002. The Banks reserve all rights under the Credit Agreement except for those waived herein.


Sincerely,

/s/ Neal J. Hinker
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Neal J. Hinker
Senior Vice President
National City Bank as Agent